Exhibit 10.6

22 February 2017

Strictly Private and Confidential

Phil Wagstaff

Dear Phil

When you joined the board of Henderson Group plc we wrote to you to confirm the changes to your employment terms which would be effective from the date of your appointment.  We now write to restate your employment contract to consolidate your original employment contract dated 6 December 2011 (the “Original Contract”) with the amendments made to your Original Contract by paragraphs 1 to 11 of a side letter dated 24 May 2016 (the “Side Letter Amendments”).  Accordingly, the terms of the Original Contract, as amended by the Side Letter Amendments, shall be replaced by the terms of this letter with effect from the date hereof.

Under the FCA rules, the Company is required to ensure that appropriate employees have, or undergo training to acquire, the requisite knowledge and skills to enable them to perform their duties competently and with due regard to the needs of their clients and the requirements of the Financial Services and Markets Act 2000. You are required to demonstrate continuously that you remain Threshold Competent.  Should you at any stage fail to maintain Threshold Competence, the Company may terminate your employment.

The following terms include the statutory particulars we are required to give you in accordance with the terms of the Employment Rights Act 1996, which, together with the contractual sections of the Employee Handbook make up your contract of employment (the Agreement). Where there is any conflict between the statement of terms of employment and the contractual sections of the Employee Handbook the statement of terms will apply. We do not automatically send out copies of the Employee Handbook, as it is available on the Source (the Company’s intranet).

1.                                     Date of commencement of employment

1.1                              Your employment with the Company commenced on 3 January 2012 (such date being the Commencement Date).

1.2                              Your period of continuous employment for the purposes of the Employment Rights Act 1996 began on the Commencement Date.

2.                                     Duties

2.1                              Your Job title is Global Head of Distribution reporting to the Chief Executive Officer and you will perform and observe such duties as may from time to time be required of you by the Company. The Company reserves the right to change reporting lines and change, add or withdraw duties subject to giving you prior notice.

2.2                              You consent to the secondment or transfer of your employment under this Agreement to an Associated Employer (within the meaning of the Employment Rights Act 1996) at any time during your employment.

2.3                              Your normal place of work is the principal UK office of Henderson Group plc or such other location at which you and the Company or Henderson Group may from time to time agree that you will base yourself.

2.4                              You agree to such travel (both within and outside the UK) as may be required for the proper performance of your duties.

2.5                              You acknowledge that the duties which you may perform as an Executive Director of Henderson Group will include preparation for, travel to and attendance at all scheduled and emergency board meetings of Henderson Group, and any other meetings or events involving directors of Henderson Group such as away days and all annual and extraordinary meetings of Henderson Group.

2.6                              Your duties as a director of Henderson Group or any of its associates or subsidiaries are subject to the Articles of Association of the relevant company for the time being.

2.7                              While the Company or Henderson Group is listed on the Australian Securities Exchange, you will promptly provide the Company with the information specified in Schedule 1 at the dates and within the periods specified in Schedule 1. You authorise the Company to give that information to the Australian Securities Exchange on your behalf and as your agent.

3.                                     Remuneration and benefits

3.1                              Basic salary

3.1.1                    Your initial basic salary will be £375,000 per annum (Basic Salary) payable in equal monthly instalments in arrears on the 25th day of each month to a bank account in the UK, as directed by you. Where you have agreed with the Company that your Basic Salary will be reduced as part of a salary sacrifice arrangement, you will be paid instead an “Adjusted Salary”, being the Basic Salary less the authorised reduction.

3.1.2                    Salaries are reviewed on 1 April each year. The Company would, however, have no obligation to increase your salary consequent on any such review.

3.2                              Short Term Incentive (STI) Plan

3.2.1                    You will participate in the Company’s STI Plan, upon becoming eligible and subject to the rules of the Plan from time to time in force.  To receive any award, you must be in employment with, and not have given notice of termination to, or received notice of termination from, the Company by the date of payment.  Any award will be entirely at the discretion of the Company.  We have the right in our absolute discretion to amend the range, and/or any other terms of the Plan or to withdraw it completely.

3.2.2                    Award of bonuses (if any) is usually made in February or March, and any award which are made are determined by reference to performance in the calendar year (the Performance Year) preceding the award.  Annual bonuses and the amount and form of any award are dependent upon the performance of Henderson Group plc and the relevant business area, and the performance, contribution and conduct of the individual.  Your STI bonus range will be 0-300 per cent. of your basic salary with a target of 200% of your basic salary.  If your salary or STI range changes during a Performance Year, any award will be calculated on a pro rated basis by reference to the different salaries/STI ranges applicable during each part of that Performance Year.  An element of any award you may receive may be subject to mandatory deferral through the Company’s deferral scheme from time to time in force.

3.3                              Long Term Incentive Award (LTIP)

3.3.1                    You will be entitled to participate in LTIP grants on the same basis as other senior executives at the sole discretion of the Remuneration Committee.  For the avoidance of doubt there is no guarantee that there will be any future LTIP awards made by the Company, or if there are, that you will be made an award.

3.4                              Medical insurance

3.4.1                    The Company will pay contributions to a private medical insurance scheme to provide cover for you, subject to the rules of the scheme from time to time in place.  Details of the scheme will be available upon joining, and you will need to apply to join the scheme before receiving cover under it.  We have the right in our absolute discretion to amend the terms of the scheme or to withdraw it completely.

3.5                              Pension scheme

3.5.1                    You have automatically joined the money purchase section of the UK staff pension scheme, subject to the rules of the scheme. A copy of the Pension Scheme Booklet which sets out the rules of the scheme has been sent to you. You should familiarise yourself with this document.

3.5.2                    The pension scheme is contracted-out of the State Second Pension (previously known as the State Earnings Related Pension Scheme (SERPS)), and a contracting-out certificate is in force.

3.5.3                    The Company reserves the right to amend or discontinue the pension scheme or its rules at any time, subject to having given the employees affected prior notice.

3.5.4                    The trustees of the pension scheme and their advisers and administrators (as detailed in the Annual Scheme Report and Accounts) will need to process certain data about you. These may include items which are categorised as personal data and sensitive personal data under the Data Protection Act 1998 such as medical details or death benefit nominations. You accept that the trustees and their advisers and administrators need this data to calculate and pay benefits for statistical purposes for reference purposes and to administer the pension scheme as a whole. By signing this contract you agree to this processing taking place.

3.6                              Incentive schemes

3.6.1                    Any proportion of any award (including any guarantee) may at the Company’s discretion be paid in the form of shares in Henderson Group plc.  The Company may require you to defer a proportion of any award (including any guarantee or sign on award) into the Company’s deferral scheme from time to time in force.  The terms of the current deferral scheme will be communicated to you in the event that your bonus award reaches the appropriate deferral threshold.

3.6.2                    If, on termination of employment (whether lawfully or in breach of contract) you lose any of the rights or benefits under any incentive schemes in which you have participated during your employment (including rights or benefits which you would not have lost had your employment not been terminated) you will not be entitled, by way of compensation for loss of office, breach of contract or otherwise, to any compensation for the loss of any rights or benefits under any such scheme.

4.                                     Absence from work

4.1                              Sickness or injury

4.1.1                    If you are absent from work due to sickness or injury, you must notify the Company before 10.00 am on the first day of absence. Full details of the procedures in case of sickness or injury are set out in the Employee Handbook, which will be available to you on the Company’s intranet.

4.2                              Sick pay

4.2.1                    Subject to your compliance with the Company’s policy on notification and certification of periods of absence from work, you will continue to be paid your full salary during any period of absence from work due to sickness, injury or other incapacity, up to a maximum of six months in aggregate in any period of 12 consecutive months.

4.2.2                    Any payments made by the Company on account of absence through sickness or injury will be inclusive of any entitlements you may have to Statutory Sick Pay and will be reduced by any benefits to which you may be entitled from the Department for Work and Pensions (DWP) as a result of such sickness or injury (whether or not claimed or recovered). You should claim any benefits due from the DWP.

4.3                              Medical examinations/reports

4.3.1                    We have the right to require you at any stage of absence to produce a medical certificate and/or we may require you at any time to undergo a medical examination by your own registered medical practitioner subject to your consent and your rights under the Access to Medical Reports Act. We also have the right to require you to undergo a medical examination by a registered medical practitioner of our own choice and at our own expense. You agree that such medical practitioner may disclose to us and discuss with us or a Company medical advisor the result of such examination and any matters which arise from it particularly any matters which in his/her opinion might hinder or prevent you (if during a period of incapacity) from returning to work or (in other circumstances) from efficiently performing any of your contractual duties.

5.                                     Hours of work

As a senior executive’s working time is not measured or pre-determined, you are responsible for determining your own hours of work, providing that such hours are consistent with the proper performance of your duties

6.                                     Holidays

6.1                              The Company’s holiday year runs from 1 January to 31 December.

6.2                              Your annual holiday entitlement is 30 days, in addition to the usual public holidays.  This includes your statutory holiday entitlement.

6.3                              If you join the Company or your holiday entitlement changes part way through the holiday year, your holiday entitlement(s) will be pro-rated on the basis of one-twelfth of the relevant annual entitlement per month.

6.4                              If you leave the Company part way through the holiday year, your entitlement will be calculated in the same way. You will be paid for any holiday which has accrued during the final holiday year of your employment, but which has not been taken by the last day of your employment. If you have taken holiday in excess of your entitlement, you will be required to repay to the Company the relevant amount, which may be deducted from your final salary payment or other sums otherwise owed from the Company.

6.5                              The method of calculating a day’s pay for holiday pay and unpaid leave will be your Basic Salary (or, if applicable, your Adjusted Salary) divided by 260 for full-time employees; for part-time employees, holiday pay will be calculated by the same method but on a pro-rated basis.

6.6                              Holiday may only be carried over into a new holiday year if there are legitimate business reasons which have prevented you from taking your full allowance, and subject to authorisation by the head of your business area.  Additional information regarding holidays is set out in the Employee Handbook.

7.                                     Employee Handbook

7.1                              The Company reserves the right to make alterations to the Employee Handbook at any time.

8.                                     Season ticket loan

8.1                              You are eligible to apply for a loan to purchase an annual season ticket; the granting of such a loan will be entirely at the Company’s discretion.  This loan is interest-free and will be recovered monthly from your salary. The outstanding amount of any loan will become immediately repayable upon the termination of your employment or the surrender of the ticket.

9.                                     Notice

9.1                              Subject to clause 10 below, in order to terminate your employment, either party will be required to give the other party written notice as follows:

9.1.1                    from the Company to you:                                              12 months (or the statutory minimum, if longer)

9.1.2                    from you to the Company:                                              6 months.

9.2                              The Company will not be obliged to provide work to you at any time after notice of termination of your employment has been given either by you or by the Company and the Company may, at its discretion, take any one or more of the following steps in respect of all or part of an unexpired period of notice (Garden Leave):

9.2.1                    require you to comply with such conditions as it may specify in relation to attending at, or remaining away from, the places of business of the Company and any company in the Henderson Group;

9.2.2                    assign you to other duties;

9.2.3                    withdraw any powers vested in, or duties assigned to you;

9.2.4                    require you to take any outstanding holiday; or

9.2.5                    require you to resign with immediate effect from any offices you hold with Henderson Group or any of its associates or subsidiaries (and any related trusteeships).

9.3                              The Company may suspend you from employment during any period in which the Company is carrying out a disciplinary investigation into any alleged acts or defaults by you (including where the FCA is conducting an investigation into circumstances including a potential breach of FCA regulatory requirements).   Such suspension will be no longer than is reasonable and necessary on full salary and benefits (save that you will not be entitled to earn or be paid any bonus during any period of suspension).

10.                              Termination of employment without notice

10.1                       Notwithstanding the notice periods set out in clause 9 above the Company may, by written notice, terminate your employment immediately and without compensation (except for salary and holiday pay accrued, due but unpaid) in any of the following circumstances:

10.1.1             if you are in serious or repeated default of any of your obligations of employment;

10.1.2             if you are guilty of gross or persistent misconduct, dishonesty or any conduct tending to bring the Company into disrepute;

10.1.3             if you are imprisoned for any reason or convicted of a crime other than a minor offence under the Road Traffic Acts;

10.1.4             you fail to achieve or maintain any relevant regulatory approval appropriate to your position;

10.1.5             if employment references and/or verified evidence of your qualifications, identity or right to work are not forthcoming or prove inadequate or unsatisfactory (where you have commenced employment before the Company has received such documentation);

10.1.6             if you are disqualified from acting as a director of a company by order of a competent court;

10.1.7             if you are declared bankrupt or make any arrangement with or for the benefit of your creditors or have an administration order made against you under the County Courts Act 1984;

10.1.8             if you voluntarily resign your directorship of Henderson Group (other than at the explicit request of the board of directors of Henderson Group);

10.1.9             if you have your approval withdrawn by the FCA (or any other replacement or other relevant regulatory body) or Henderson Group reasonably believes that your acts or omissions will lead to such approval being withdrawn; or

10.1.10      if you materially breach the FCA’s (or any replacement or other relevant regulatory body’s) rules.

This Clause will not restrict any other right the Company may have to terminate your employment summarily. Any delay by the Company in exercising its rights under this Clause will not constitute a waiver of those rights.

10.2                       Without prejudice to the Company’s right to terminate summarily as set out in Clause 10.1, the Company may, in its sole discretion, terminate your employment in accordance with this Clause 10.2 and pay you a sum in lieu of notice (the Payment in Lieu of Notice) equal to the aggregate of the basic salary (calculated by reference to your basic salary at the date of the termination) which you would have been entitled to receive under this Agreement during the notice period referred to in Clause 9 if notice had been given (or, if notice has already been given, during the remainder of the notice period) (the Relevant Period).

10.3                       The Payment in Lieu of Notice will be paid within one month of the date of termination of your employment and will be paid net of tax and subject to such deductions as may be required by law. The Payment in Lieu of Notice will be made in full and final settlement of any claims you may have against the Company or Henderson Group in connection with your notice period.

10.4                       Any entitlement that you have or may have under any share incentive plan will be determined in accordance with the rules of the relevant plan and will not be affected by your receipt of Payment in Lieu of Notice.

10.5                       For the avoidance of doubt, you will not be entitled to a payment in lieu of bonus, pension or other benefits to which you would have been entitled had you worked your notice.

10.6                       In consideration for the Payment in Lieu of Notice, you agree to remain bound by the provisions contained in Clauses 16 and 22 of this Agreement.

11.                              Location

11.1                       Your normal place of work will be the London office of the Company or such other place within the United Kingdom as the Company may from time to time determine.  You may also be required to travel to such places, whether in or outside the UK as the Company may from time to time require.

12.                              Disciplinary and grievance procedures

12.1                       Details of the Company’s disciplinary and grievance procedures are contained in the Employee Handbook.  These rules may be amended by the Company from time to time at its absolute discretion.

13.                              Collective agreements

13.1                       There are no collective agreements in force which directly affect your employment.

14.                              Health and safety

14.1                       You are required to observe such health and safety regulations as may from time to time be in force at your place of work.  The health and safety policy is displayed on notice boards in the Company’s London office.

15.                              Financial regulation

15.1                       You have an obligation to act and conduct yourself in conformity with the rules of the FCA, any other regulatory organisation constituted in accordance with the Financial Services and Markets Act 2000 and any other relevant overseas regulatory authority.

15.2                       All employees must comply and co-operate fully with all instructions, directions, requirements or requests made or imposed by or on behalf of our regulators under the relevant rules.  In particular you must comply with all relevant principles, rules and requirements of the FCA including, in the case of Approved Persons, the “Statements of Principle” and the “Code of Practice” for Approved Persons. If you are an Approved Person you will also be required to comply with your Statement of Regulatory Responsibilities. You will comply with all codes of conduct adopted from time to time by the board of directors of Henderson Group and with all applicable rules and regulations of the UK Listing Authority. While the Henderson Group is listed on the Australian Securities Exchange, you will comply with all applicable rules and regulations of the Australian Securities Exchange and those provisions of the Australian Corporations Act relating to dealings in securities.

15.3                       You are required to comply with the rules for employees’ personal investment transactions (the “Personal Account Dealing Rules”), relating to the purchase and sale of securities, details of which have been provided to you.

16.                              Confidentiality

16.1                       There is a need for strict confidentiality in connection with all the Company’s business. You agree that you will not, either during your employment or thereafter, use to the detriment or prejudice of the Company or the Henderson Group or, except in the proper course of your duties, divulge to any person any trade secret or any other confidential information concerning the business or affairs of the Company or the Henderson Group, which may have come to your knowledge during your employment and you will use your best endeavours to prevent the publication or disclosure by others of any such trade secret or confidential information.

17.                              Return of papers etc.

On termination of your employment for whatever reason (and whether in breach of contract or otherwise) you will:

17.1                       immediately deliver to the Company all books, documents, papers, computer records, computer data, credit cards, and any other property relating to the business of or belonging to the Company or Henderson Group which is in your possession or under your control.  You are not entitled to retain copies or reproductions of any documents, papers or computer records relating to the business of or belonging to the Company or Henderson Group;

17.2                       immediately resign from any office you hold with Henderson Group or any associate or subsidiary (and from any related trusteeships) without any compensation for loss of office.  Should you fail to do so, you hereby irrevocably authorise the Company to appoint some person in your name and on your behalf to sign any documents and do anything to give effect to your resignation from office; and

17.3                       immediately pay to the Company or, as the case may be, Henderson Group all outstanding loans or other amounts due or owed to the Company or Henderson Group.  You confirm that, should your fail to do so, the Company is to be treated as authorised to deduct from any amounts due or owed to you by the Company (or Henderson Group) a sum equal to such amounts.

18.                              Other employment

18.1                       During your employment, you must not be engaged in any other business without prior written consent of the Company.

19.                              Deductions

19.1                       We are entitled to deduct from your pay or any other sums payable to you by the Company any sums which you may owe us including (without limitation):

19.1.1             loans including advances of salary;

19.1.2             a day’s pay for each day of unauthorised absence (including any unauthorised absence during your notice period or failure to make yourself available for work).  Unauthorised absence means failure to notify us in accordance with the sickness notification provisions or to obtain our written consent before being absent from work other than as authorised by and subject to the terms of your contract.

19.2                       All sums payable by the Company will be subject to deductions required by law.

20.                              Third party rights

20.1                       You and the Company agree that any rights which a third party (other than a member of the Henderson Group) may acquire under this contract of employment by reason of the Contracts (Rights of Third Parties) Act 1999 are excluded.

21.                              Data protection

21.1                       You are obliged to comply with our data protection policy set out in the Employee Handbook. We may treat any breach of the data protection policy as gross misconduct which may result in your immediate dismissal without notice.

21.2                       You must not use any personal computer which is not under the custody or control of the Company (or other electronic equipment capable of holding/processing personal data) for any business of the Company without first obtaining authorisation from your manager. If you wish to change the nature and/or extent of such authorised usage you must first obtain approval from your manager.

21.3                       If we instruct you to do so (and in any event when your employment terminates for whatever reason) you must surrender all manual data relating to any business of the Company and erase all data relating to any business of the Company from any computer to which you have access but which is not under the custody or control of the Company.  In such circumstances you must also surrender (or destroy) any paper copies made of such data.

21.4                       You agree that for the purposes of your employment with us:

21.4.1             we may process any data that we hold in respect of you (including any data provided to any company in the Henderson Group even if this data was not provided in connection with your employment with us). The purposes include recruitment, pay and benefits, appraisals, promotions, development, redeployment, employee resourcing, marketing, public relations, job applications, training, transfers, proposed transfers of undertakings and shares, demotions, managing performance, managing sickness absence, administration, pay review, credit searches and other financial and employment checks, investigations, regulatory and statutory requirements, disciplinary proceedings, the data uses in the disciplinary code, appeals, grievances, resignations, dismissals, exit interviews, disciplinary warnings and other sanctions, references, certificates of employment and any other purposes similar to those listed in this clause.

21.4.2             we may share this data with and/or transfer it to any other company in the Henderson Group either within or outside the United Kingdom and/or share it with the FCA or any other regulatory or statutory body to the extent necessary to satisfy any of our regulatory requirements.  We may also share this data with any person firm or company to whom we have outsourced any function or to whom we are advertising or marketing our services.

21.5                       By signing this Statement you consent to our processing any Sensitive Personal Data we hold in respect of you in connection with your employment with us.  You further consent to our sharing and/or transferring any such data (where appropriate) to any other company in the Henderson Group either within or outside the United Kingdom and/or sharing it with the FCA or any other regulatory or statutory body to the extent necessary to satisfy any of our regulatory requirements. For the purposes of this clause “Sensitive Personal Data” means any personal information relating to physical or mental health, racial or ethnic origins, political opinions, religious beliefs, sexual orientation, trade union membership and alleged or actual criminal offences or any proceedings for the offences committed or allegedly committed including the outcome of these.

21.6                       Where we hold data about any third party which you have provided to us for the purposes of your employment (such as information about your dependants), you agree that you have been able to obtain the consent of that third party and that he/she is aware of the purposes for which such data is being held.

For the avoidance of doubt, processing includes the monitoring of your e-mails and computer use to the extent we consider necessary to ensure compliance with our e-mail policy, legal and regulatory obligations and any other roles or policies which apply from time to time.

22.                              Post-termination Covenants

22.1                       For the purposes of clause 22, Termination Date means the date of the termination of your employment howsoever caused (including, without limitation, termination by the Company which is in repudiatory breach of this Agreement).

22.2                       You covenant with the Company (for itself and as trustee and agent for each other company in the Henderson Group) that you will not, whether directly or indirectly, on your own behalf or on behalf of or in conjunction with any other person, firm, company or other entity:

22.2.1             for the period of 12 months following the Termination Date (subject to clause 22.3 below), for the purposes of any business which competes or is about to compete with any business carried on by the Company or any company in the Henderson Group, canvass, solicit, deal with or accept business or custom from or endeavour to canvass, solicit, deal with or accept business or custom from any person, firm, company or other entity who is, or was, in the 12 month period immediately prior to the Termination Date, a client of the Company or any company in the Henderson Group with whom you had business dealings in the course of your employment in that 12 month period. Nothing in this clause 22.2.1 prohibits the seeking or doing of business not in direct or indirect competition with the business of the Company or any Henderson Group Company;

22.2.2             for the period of 12 months following the Termination Date (subject to clause 22.3 below), solicit or entice away or endeavour to solicit or entice away any individual who is employed or engaged by the Company or any company in the Henderson Group as a director, fund manager or in a senior managerial or other specialist capacity and with whom you had business dealings in the course of your employment in the 12 month period immediately prior to the Termination Date;

22.2.3             for the period of 6 months following the Termination Date (subject to clause 22.3 below), so as to compete with the Company or any company in the Henderson Group, carry on, set up, be employed, engaged or interested in a business which is itself or is about to be in competition with the business of the Company or any company in the Henderson Group as at the Termination Date with which you were actively involved during the 12 month period immediately prior to the Termination Date. It is agreed that in the event that any such business ceases to be in competition with the Company and/or any company in the Henderson Group this paragraph will, with effect from that date, cease to apply in respect of such business. The provisions of this paragraph will not, at any time following the Termination Date, prevent you from holding shares or other capital not amounting to more than 3% of the total issued share capital of any company whether listed on a recognised stock exchange or not and, in addition, will not prohibit the seeking or doing of business not in competition with the business of the Company or any company in the Henderson Group.

22.3                       The period during which the restrictions referred to in clauses 22.2.1 and 22.2.2 and 22.2.3 will apply following the Termination Date will be reduced by the amount of time during which, if at all, you are placed on garden leave under the provisions of clause 9.2.

22.4                       You agree that if, during your employment with the Company or the period of the restrictions set out in clauses 22.2.1 and 22.2.2 and 22.2.3 (subject to the provisions of clause 22.3), you receive an offer of employment or engagement, you will provide a copy of clause 22 to the offeror as soon as is reasonably practicable after receiving the offer and will inform the Company of the identity of the offeror as soon as possible after the offer is accepted.

22.5                       You will, at the request and expense of the Company, enter into a separate agreement with any company in the Henderson Group under the terms of which you will agree to be bound by restrictions corresponding to those contained in clauses 22.2.1 and 22.2.2 and 22.2.3 (or such as may be appropriate in the circumstances).

22.6                       Each and every obligation under this clause 22 will be treated as a separate obligation and will be severally enforceable as such. If any restriction contained in this clause 22 will be adjudged by any court of competent jurisdiction to be void or unenforceable as going beyond what is reasonable in the circumstances but would be valid if part of the wording were deleted the said restriction will apply with such deletions as may be necessary to make it valid and effective.

23.                              General

23.1                       The headings to clauses are for convenience only and have no legal effect.

23.2                       Any reference to ‘Henderson Group’ means Henderson Group plc and any and all of its subsidiaries (as such term is defined in s.1159 Companies Act 2006).

23.3                       The validity construction and performance of this contract will be governed by English law and subject to the exclusive jurisdiction of the English courts.

23.4                       The Agreement sets out the entire agreement and understanding between you and the Company regarding the terms of your employment. This Agreement supersedes all prior discussions between you the Company and all representations terms and conditions and warranties (other than in relation to anything affecting your suitability for employment) whenever given and whether orally or in writing and any other contracts of employment (oral or written) which you may have from or with the Company, except that nothing herein will limit liability for fraud.

I should be grateful if you would sign the attached copy and return it to me in the envelope supplied

Yours sincerely

/s/ Kathleen Reeves

Kathleen Reeves

Global Head of HR

Signed	/s/ Phil Wagstaff

Dated	22 February 2017

SCHEDULE 1

Introduction

Due to its admission to official list of the Australian Securities Exchange Limited (ASX) Henderson Group will be required, under the ASX Listing Rules, to disclose to ASX details of Henderson Group’s directors’ interests in securities of the Company, and in contracts relevant to such securities.  Henderson Group is also required to enter into an agreement with directors under which directors are obliged to provide the necessary information to Henderson Group.

For the purposes of this Schedule, ‘securities’ means securities of Henderson Group or a related body corporate of Henderson Group.

Ongoing disclosure

1.             You will provide the following information:

(a)                                 Details of changes in securities registered in your name other than changes occurring as a result of corporate actions by Henderson Group.  These details include the date of the changes, the number and class of the securities held before and after the change, and the nature of the change, for example on-market transfer.  You will also provide details of the consideration payable in connection with the change, or if a market consideration is not payable, the value of the securities the subject of the change.

(b)                                 Details of changes in securities not registered in your name but in which you have a relevant interest within the meaning of section 9 of the Corporations Act 2001 (Cth).  These details shall include the date of the change, the number and class of the securities held before and after the change, the name of the registered holder before and after the change, and the circumstances giving rise to the relevant interest.  You will also provide details of the consideration payable in connection with the change, or if a market consideration is not payable, the value of the securities the subject of the change.

(a)                                 Details of all changes to contracts (other than contracts to which Henderson Group is a party) to which you a party or under which the Non-Executive Director is entitled to a benefit, and that confer a right to call for or deliver shares in, debentures of, or interests in a managed investment scheme made available by, the Company or a related body corporate.  These details include the date of the change, the number and class of the shares, debentures or interests to which the interest relates before and after the change, the name of the registered holder if the shares, debentures or interests have been issued, and the nature your interest under the contract.

2.             You will provide the following information as at the date of ceasing to be a director of Henderson Group:

(a)                                 Details of all securities registered in your name.  These details include the number and class of the securities.

(b)                                 Details of all securities not registered in your name but in which you have a relevant interest within the meaning of section 9 of the Corporations Act 2001(Cth).  These details include the number and class of the securities, the name of the registered holder and the circumstances giving rise to the relevant interest.